UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 21, 2007

COMPUDYNE CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

0-29798	23-1408659
(Commission File Number)	(I.R.S. employer identification number)

2530 Riva Road, Suite 201 Annapolis, Maryland	21401
(Address of principal executive office)	(Zip code)

(410) 224-4415
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 21, 2007, CompuDyne Corporation (the “Company”) completed its merger (the “Merger”) with Patriot Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Gores Patriot Holdings, Inc. (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of August 6, 2007, by and among the Company, Parent and Merger Sub (the “Merger Agreement”). The Company was the surviving corporation in the Merger. Parent and Merger Sub are affiliates of The Gores Group, LLC (“Gores”).

In connection with the closing of the Merger, the Company notified the NASDAQ Global Market (“NASDAQ”) on September 21, 2007, that the Merger was consummated, pursuant to which holders of the Company’s common stock, par value $0.75 per share (the “Common Stock”), (other than holders of Common Stock held in the Company’s treasury or owned directly or indirectly by Parent, Merger Sub or any wholly owned subsidiary of the Company, as well as Common Stock held by stockholders who properly demanded statutory appraisal rights) became entitled to receive $7.00 in cash, without interest, for each share of Common Stock. The Company requested that the Common Stock be delisted from the NASDAQ, effective at the close of market on September 21, 2007, and that the NASDAQ file with the Securities and Exchange Commission an application on Form 25 to report that the Common Stock is no longer listed on the NASDAQ.

Item 3.03	Material Modifications to Rights of Security Holders.

On September 21, 2007, pursuant to the terms of the Merger Agreement, each share of the Common Stock (other than shares held in the Company’s treasury or owned directly or indirectly by Parent, Merger Sub or any wholly owned subsidiary of the Company, as well as Common Stock held by stockholders who properly demanded statutory appraisal rights) issued and outstanding immediately prior to the effective time of the Merger was cancelled and automatically converted into the right to receive $7.00 in cash, without interest.

Upon completion of the Merger, the Company provided notice that the holders of its 6.25% Convertible Subordinated Notes due 2011 (the “Notes”) would only be entitled to exercise their right to require the Company to repurchase the Notes pursuant to the terms of the indenture governing the Notes.

Item 5.01	Changes in Control of Registrant.

On September 21, 2007, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving. As a result of the Merger, the Company became a wholly owned subsidiary of Parent (the “Surviving Corporation”).

In the Merger, each share of Common Stock (other than shares held in the Company’s treasury or owned directly or indirectly by Parent, Merger Sub or any wholly owned subsidiary of the Company, as well as shares held by stockholders who properly demanded statutory appraisal rights) issued and outstanding immediately prior to the effective time of the Merger was cancelled and automatically converted into the right to receive from the Surviving Corporation $7.00 in cash, without interest. Each outstanding option to purchase Common Stock, whether or not vested or exercisable at the effective time of the Merger, was canceled immediately prior to the effective time in exchange for the right to receive, for each share of Common Stock issuable upon exercise of such option, cash in the amount equal to the excess, if any, of $7.00 over the exercise price per share of such option, multiplied by the number of shares of Common Stock for which such option was exercisable (whether vested or unvested) immediately prior to the effective time of the Merger.

The aggregate purchase price paid for all shares of Common Stock and options to purchase shares of Common Stock in the Merger was approximately $59 million plus related transaction fees and expenses. The source of funds for the merger included cash equity contributions of $55 million from affiliates of Gores, with the balance of the funds provided by its financing partner and an affiliate of Stuart Mackiernan.

Following consummation of the Merger, the registration of our Common Stock and Notes and our reporting obligations with respect to our Common Stock and Notes under the Securities Exchange Act of 1934, as amended, will be terminated. In addition shares of our Common Stock are no longer listed on any stock exchange or quotation system, including NASDAQ.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    In connection with the consummation of the Merger, Messrs. John Gutfreund, Ron Angelone and Geoffrey Feidelberg resigned from the Board of Directors of CompuDyne Corporation, effective September 21, 2007.

Item 8.01	Other Events.

On September 21, 2007, the Company issued a press release announcing the completion of the merger of the Company with Merger Sub, an affiliate of The Gores Group, LLC.

A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2007

COMPUDYNE CORPORATION

By:	/s/ Roderick Sherwood, III
Name: Roderick Sherwood, III
Title: Vice President

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	CompuDyne Corporation Press Release dated September 21, 2007